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                                                                    Exhibit 15.1



January 3, 2001



FedEx Corporation:

We are aware that FedEx Corporation has incorporated by reference in this Amendment No. 1 to Form S-4 Registration Statement its Form 10-Q for the quarter ended August 31, 2000 which includes our report dated September 18, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of this Registration Statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ Arthur Andersen LLP